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                                                                     EXHIBIT 6.1

                                 LOAN AGREEMENT

                 THIS LOAN AGREEMENT (this "AGREEMENT ") is made and entered into as of the 12 day of March, 1998, by and between TOTAL BUILDING SYSTEMS, INC., A TEXAS CORPORATION (THE "BORROWER"), and COMPASS BANK, a Texas state banking association ("Lender").

                                   WITNESSETH:

                 In consideration of the mutual covenants and agreements herein contained, Lender and Borrower agree as follows:

                                    SECTION I
                                   DEFINITIONS

                 1.1 Definitions. In addition to the defined terms set forth elsewhere herein, the following terms shall have the meanings set forth below:

         "ACCOUNTS", "FIXTURES", "GENERAL INTANGIBLES", "INSTRUMENTS", AND "INVENTORY" shall have the same respective meanings as are assigned these terms under the Uniform Commercial Code, as adopted in Texas.

         "ACCOUNT DEBTOR " shall mean the party who is obligated on or under any Account,

         "AFFILIATE" shall mean (a) a corporation the majority of whose outstanding shares are owned (individually or collectively) by (i) Borrower, (ii) any Person identified in this paragraph, (iii) any Subsidiary of Borrower or any Person identified in this paragraph, or
         (iv) any Subsidiary of Borrower's parent corporation, (b) any joint venture in which Borrower or any Person identified in this paragraph is a joint venturer, (c) any general or limited partnership in which Borrower or any Person identified in this paragraph is a general partner, (d) any shareholder who owns more than ten percent (10%) of the outstanding common stock of Borrower or any other Person identified in this Paragraph, (e) any employee, officer or director of Borrower or any other Person identified in this Paragraph, and (f) any blood relation of any living Person identified in this Paragraph.

         "BORROWER" AND "LENDER" shall mean the parties identified above.

         "BORROWING BASE " shall mean an amount equal to 80% of the sum of the Eligible Accounts.

         "BORROWING BASE AND COMPLIANCE CERTIFICATE" shall mean that certain report in the form of Exhibit "A" attached hereto and made a part hereof for all purposes.


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         "BUSINESS DAY" shall mean a day (other than Saturday or Sunday) when
         Lender is open for conducting all of its customary commercial banking activities.

         "CAPITAL EXPENDITURES" shall mean the aggregate amount of expenditures, determined without duplication of amounts, made by Borrower during the 12 month period preceding the date of calculation for the acquisition of any fixed assets or any replacements thereof, substitutions therefor or additions thereto, which have a useful life of more than 12 months, including assets acquired by Borrower during such period with respect to Capitalized Lease Obligations; provided, however, that there may be deducted in determining Capital Expenditures for purposes of this
         Agreement: (a) the aggregate cash proceeds, net of sales expense, received by Borrower during such period in connection with the sale by Borrower of any fixed assets that are contemporaneously or within 120 days after such sale replaced with fixed assets serving a similar function; and (b) in case of any damage or casualty to any fixed assets of Borrower, insurance proceeds received by Borrower during such period which are used to finance or refinance the cost of repairing or replacing those fixed assets.

         "CAPITALIZED LEASE OBLIGATIONS" shall mean any indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such indebtedness shall be the capitalized amount of such obligations determined in accordance with GAAP.

         "CHAPTER ID" means Chapter ID of Title 79, Texas Rev. Civ. Stats. 1925, as amended.

         "COMMITMENT FEE" means a fee in the amount of one-half of one percent (0.5%) of the face amount of the Revolving Note payable by the Borrower to the Lender at the time of execution of this Agreement in consideration of Lender's commitment to make advances under the Revolving Note.

         "CURRENT RATIO" shall mean the current assets (less prepaid expenses) of Borrower divided by current liabilities of Borrower, all as determined in accordance with GAAP.

         "DEBT" shall mean (a) all items of indebtedness or liability (other than capital, surplus, deferred credits and reserves, as such) which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet as of the date as of which indebtedness is to be determined, (b) indebtedness or other liabilities secured by any mortgage, security agreement, pledge, or lien existing on or encumbering property owned by Borrower, whether or not the indebtedness or other liabilities secured thereby shall have been assumed by Borrower, and (c) all indebtedness of any Person (i) which Borrower has directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), discounted with recourse, agreed (contingently


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         or otherwise) to purchase or repurchase or otherwise acquire, (ii) in respect of which Borrower has agreed to supply or advance funds (whether by way of loan, purchase of securities or capital contribution, through a commitment to pay for property or services regardless of the nondelivery of such property or the nonfurnishing of such services or otherwise), or (iii) in respect of which Borrower has otherwise become directly or indirectly liable, contingently or otherwise, whether now existing or hereafter arising.

         "DEBT COVERAGE RATIO" shall mean Borrower's Net Income plus Interest Expense plus depreciation and amortization expense, determined in accordance with GAAP, divided by Borrower's current maturities of long term Debt, determined in accordance with GAAP, plus Interest Expense, all for the twelve (12) month period ending with such month.

         "DEBT SERVICE" shall mean the sum of (a) all principal payments of Borrower scheduled to become due and owing during the 12-month period beginning on the date of determination, plus (b) interest expense calculated on a pro forma basis for the 12-month period beginning on the date of determination assuming, for purposes of such calculation, that (i) all principal payments of Borrower scheduled to become due and owing during such 12-month period shall be paid in full on the respective due dates thereof, (ii) the principal amount outstanding on the date of determination will remain constant during such 12-month period (except for the effect of scheduled principal payments), and
         (iii) the applicable interest rate for such calculation with regard to such indebtedness shall remain constant throughout such 12-month period (except for the effect of scheduled changes in interest rates) and be equal to the weighted average interest rate on all outstanding indebtedness as of the date of determination, plus (c) all regularly scheduled rental and lease payments to become due and owing during the 12-month period beginning on the date of determination.

         "DEBT TO TANGIBLE NET WORTH RATIO" shall mean the total Debt of Borrower as determined in accordance with GAAP divided by Borrower's Tangible Net Worth,

         "EBITDA" shall mean for any period, on a consolidated basis, the sum of (i) the income (or deficit) of Borrower and its Subsidiaries before provision for income taxes for such period, plus (ii) Interest Expense for such period, plus (iii) all amounts in respect of depreciation and amortization of the Borrower for such period, all as determined in accordance with GAAP.

         "ELIGIBLE ACCOUNTS" shall mean an Account which meets each of the following requirements:

                      (a) it arises in the ordinary course of Borrower's business from the sale or lease of goods or from services rendered, such goods have been shipped or delivered to the Account Debtor under such Account and such services have been fully performed and have been accepted by the Account Debtor, and


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                      Borrower's full right to payment for all sums due from
                      such Account Debtor with respect to such Account shall have been earned and then be due and payable;

                      (b) it is a valid and legally enforceable obligation of the Account hereunder according to its express terms, and no offset, counterclaim, cross claim, or other defense denying liability thereunder in whole or in part has been asserted or alleged by such Account Debtor or is otherwise available to such Account Debtor;

                      (c) it is not subject to any mortgage, lien, security interest, or similar adverse rights or interests whatsoever other than the security interest in favor of Lender hereunder;

                      (d) it is evidenced by an invoice, dated not later than the date of performance, requiring payment not later than thirty (30) days from the invoice date, rendered to such Account Debtor, and is not evidenced by an instrument or chattel paper;

                      (e) it is not owing by an Account Debtor whose obligations Lender shall have notified Borrower are not deemed by Lender based upon a credit or other business decision by Lender, to constitute an Eligible Account for purposes of this Agreement;

                      (f) it is not due from an Affiliate or any individual or entity affiliated or related to any Affiliate, whether by blood, marriage, or otherwise;

                      (g) it does not constitute progress billings, retainages, or deferred payments under a contract not fully performed;

                      (h) it does not constitute, in whole or in part, interest or finance charges on outstanding balances;

                      (i) except for returns to Borrower in the ordinary course of Borrower's business, it is an Account with respect to which no return, repossession, rejection, cancellation, or repudiation shall have occurred or have been threatened;

                      (j) it is an Account with respect to which Borrower continues to be in full conformity with the representations, warranties, and covenants of Borrower made with respect thereto;


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                      (k) it is not subject to any trial terms, sales-or-return
                      terms, consignment terms, guaranteed sales performance or minimum sales warranties or representations, C.O.D. terms, cash terms, or similar terms or conditions;

                      (l) it is owed by an Account Debtor whose principal place of business is not in the United States of America, unless
                      (x) the sale is insured, on letter of credit, guaranty, or acceptance terms, in each case acceptable to Lender, or
                      (y) the sale is otherwise approved by Lender in writing;

                      (m) it is not an Account subject, in whole or in part, to any "bill and hold" or similar arrangement pursuant to which the invoice is delivered prior to the actual delivery of the sold or leased goods or the performance of the services;

                      (n) It is not an Account with respect to which ninety (90) days or more shall have passed since the relevant invoice date;

                      (o) it is not owed by any Account Debtor who or which has at any time account balances with Borrower equaling or exceeding ten percent (10%) of such Account Debtor's total accounts receivable due to Borrower at such time un paid after ninety (90) days from invoice date;

                      (p) it is not an Account in which the Account Debtor is the United States of America or any department, agency, or instrumentality thereof, unless Borrower, assigns its right to payment of such Account to Lender, in form and substance satisfactory to Lender, and so as to comply with all applicable requirements of law;

                      (q) it is not an Account arising in connection with reimbursement from medicaid or medicare;

                      (r) it is not an Account of which Borrower has made any agreement with the Account Debtor for any deduction therefrom, to the extent of the deduction;

                      (s) it is not an Account which Borrower has made an agreement with the Account Debtor to extend the time of payment of such specific Account;

                      (t) it is not an Account as to which all consents, licenses, approvals, or authorizations of, or registrations or declarations

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                      with, any governmental authority required to be obtained,
                      effected, or given in connection with the execution, delivery, and performance thereof by each party obligated thereunder have not been duly obtained, effected, or given, are not in full force and effect, or subject the scope of such Accounts to any materially adverse limitation, either specific or general in nature; and

                      (u) it is not an Account as to which Borrower or any other party to such Account is in default or is likely to become in default in the performance or observance of any of the terms thereof

                      (v) it is not an Account which Lender has otherwise determined to be unsatisfactory


         "ENVIRONMENTAL COMPLAINT" shall mean any written or oral complaint, order, directive, claim, citation, notice of environmental report or investigation, or other notice by any Governmental Authority or any other Person with respect to (a) air emissions, (b) spills, releases, or discharges to soils, any improvements located thereon, surface water, groundwater, or the sewer, septic, waste treatment, storage, or disposal systems servicing any Property of Borrower, (c) solid or liquid waste disposal, (d) the use, generation, storage, transportation, or disposal of any Hazardous Substance, or (e) other environmental, health, or safety matters affecting any Property of Borrower or the business conducted thereon.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "EVENT OF DEFAULT" shall mean any of the events specified in Section 7 of this Agreement.

         "FINANCIAL STATEMENTS" shall mean the financial statements of Borrower, which have been delivered to Lender in connection with Borrower's application to Lender for the loan to be made by Lender pursuant to this Agreement.

         "FIXED CHARGE COVERAGE RATIO" shall mean the sum of (i) EBITDA plus
         (ii) current maturities of long term Debt of the Borrower, plus (iii) current maturities of Capitalized Lease Obligations divided by the sum of (i) current maturities of long Term Debt of the Borrower, plus (ii) current maturities of Capitalized Lease Obligations of the Borrower, plus (Iii) Interest Expense, all as determined in accordance with GAAP.

         "GAAP" shall mean generally accepted accounting principles established by the Financial Accounting Standards Board or the American Institute of Certified Public


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         Accountants and in effect in the United States from time to time, applied on a basis consistent with that of the preceding fiscal year of Borrower, reflecting only such changes in accounting principles or practice with which the independent public accountants of Borrower concur.

         "GOVERNMENTAL AUTHORITY" shall mean any nation, country, commonwealth, territory, government, state, county, parish, municipality, agency, or other political subdivision and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government, including, without limitation, any state agencies and Persons responsible in whole or in part for environmental matters in the states in which Borrower is located or otherwise conducting its business activities and the United States Environmental Protection Agency.

         "GUARANTY" shall mean the Guaranty Agreement executed on even date herewith by the Guarantor.

         "GUARANTOR" shall mean Charles D. McPhail.

         "HAZARDOUS SUBSTANCES" shall mean flammables, explosives, radon, radioactive materials, hazardous wastes, asbestos, urea formaldehyde foam insulation, or any material containing asbestos, polychlorinated biphenyls (PCBs), toxic substances or related materials, petroleum, petroleum products, methane, associated oil or natural gas exploration, production, and development wastes, or any "hazardous substances," "hazardous materials", "hazardous wastes," "toxic substances," or related materials, as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Superfund Amendments and Reauthorization Act, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended, the Toxic Substances Control Act, as amended, or any other law or regulation now or hereafter enacted or promulgated by any Governmental Authority.

         "INDEX RATE" shall mean a fluctuating interest rate per annum, computed on the basis of a year of 360 days, for the actual number of days elapsed, which rate per annum. shall at all times be equal to the "prime rate" published in the "Money Rates" table in The Wall Street Journal from time to time, and if multiple prime rates are published, the highest such rate; provided, however, that in the event The Wall Street Journal is no longer published or no longer publishes the prime rate in its "Money Rates" table, Bank shall choose a substitute Index Rate that is based upon comparable information. Such rate is only one of the reference rates or indexes used by Bank from time to time.

         "INTELLECTUAL PROPERTY" shall mean patents, patent applications, trademarks, tradenames, copyrights, technology, know-how, and processes.


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         "INTEREST EXPENSE" shall mean, for any period, on a consolidated basis, the interest charges paid or accrued during such period by the Borrower (including without limitation imputed interest on Capitalized Lease Obligations) on the Obligations for such period, determined in accordance with GAAP.

         "LOAN DOCUMENTS" shall mean this Agreement, the Notes, the Security Instruments, the Guaranty and such other instruments, documents, and agreements evidencing, securing, or pertaining to the loans which have heretofore been or hereafter are from time to time executed and delivered to Lender by Borrower or any other Person pursuant to this Agreement.

         "MATERIAL ADVERSE CHANGE" shall mean any act, circumstance, or event (including, without limitation, any announcement of action) which (a) causes a Default or Event of Default, (b) otherwise could reasonably be expected to be material and adverse to the financial condition or operations of Borrower, or (c) in any manner could reasonably be expected to materially and adversely affect the validity or enforceability of any Loan Document.

         "MAXIMUM RATE" means, on any day, the maximum nonusurious rate of interest permitted for that day by whichever of applicable federal or Texas laws permits the higher interest rate, stated as a rate per annum. On each day, if any, that Chapter 1D establishes the Maximum Rate, the Maximum Rate shall be the "weekly rate ceiling" (as defined in Section 303 of the Texas Finance Code) for that day. Lender may from time to time, as to current and future balances, implement any other ceiling under Texas Finance Code or Chapter 1D by notice to Borrower, if and to the extent permitted by Texas Finance Code or Chapter 1D. Without notice to Borrower or any other person or entity, the Maximum Rate shall automatically fluctuate upward and downward as and in the amount by which such maximum nonusurious rate of interest permitted by applicable law fluctuates.

         "NET INCOME" shall mean gross revenues and other proper income credits, less all proper income charges (including taxes), all determined in accordance with GAAP; provided, that there shall not be included in such revenues (1) any income representing the excess of equity in any Subsidiary at the date of acquisition over the investment in such Subsidiary, (ii) any interests in the undistributed earnings of any Person which is not a Subsidiary, (iii) any earnings of any Affiliate for any period prior to the date such Subsidiary was acquired, (iv) any gains resulting from the write-up of assets, (v) any proceeds of any life insurance policy, or (vi) any gain, which is classified as "extraordinary" in accordance with GAAP; and provided further, that capital gains may be included in revenues only to the extent of capital losses.

         "NET WORTH" shall mean (a) total assets, as would be reflected on a combined and consolidated balance sheet of Borrower, prepared in accordance with GAAP, minus

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         (b) total liabilities, as would be reflected on a combined and consolidated balance sheet of Borrower, prepared in accordance with GAAP.

         "OBLIGATIONS" shall mean all indebtedness, obligations, and liabilities of Borrower to Lender of every nature and description, now or hereafter existing or arising, whether such indebtedness is direct or indirect, primary or secondary, fixed or contingent or arises out of or is evidenced by a promissory note, deed of trust, security agreement, open account, overdraft, endorsement, surety agreement, guaranties, or otherwise, including, without limitation, all such obligations, liabilities, and indebtedness of Borrower to Lender under or in connection with the Loan Documents. Obligations shall include all renewals, extensions and rearrangements of any of the above described obligations and indebtedness.

         "OSHA" shall mean the Occupational Safety and Health Act and all rules and regulations from time to time promulgated thereunder and all amendments thereof and thereto.

         "PERSON" shall mean any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other form of entity.

         "PLAN" shall mean an employee benefit plan of the Borrower or any subsidiary subject to ERISA.

         "PROPERTY" shall mean all Eligible Accounts and Inventory of Borrower.

         "RELEASE OF HAZARDOUS SUBSTANCES" shall mean any emission, spill, release, leak, disposal, or discharge, except in accordance with a valid permit, license, certificate, or approval of the relevant Governmental Authority, of any Hazardous Substance into or upon (a) the air, (b) soils or any improvements located thereon, (c) surface water or groundwater, or (d) the sewer or septic system, or the waste treatment, storage, or disposal system servicing any Property of Borrower.

         "REPORTABLE EVENT" shall mean a reportable event as defined by ERISA.

         "REVOLVING NOTE" shall mean that certain promissory note of Borrower dated of even date herewith, in the maximum principal sum of $1,000,000.00, payable to the order of Lender, and any and all renewals, replacements, restatements, modifications, extensions, increases, and rearrangements thereof.

         "REQUIREMENT OF LAW" shall mean, as to any Person, the certificate or articles of incorporation or association and by-laws or other organizational or governing documents of such Person, and any applicable law, treaty, ordinance, order, judgment, rule, decree, regulation, or determination of an arbitrator, court, or other Governmental Authority, including, without limitation, rules, decrees, judgments, regulations, orders, and requirements for permits, licenses, registrations, approvals,

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         or authorizations (and any authoritative interpretation of any of the foregoing), in each case as such now exist or may be hereafter amended and are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

         "SECURITY AGREEMENT" shall mean the Security Agreement of even date herewith, by and between Borrower and Lender, covering and granting a security interest in, among other things, Borrower's Inventory, General Intangibles, and Accounts.

         "SECURITY INSTRUMENTS" shall mean the Security Agreement and any and all other heretofore and hereafter existing security and other agreements which create or grant a lien or security interest as security for the Revolving Note or other Obligations.

         "SUBSCRIPTION RECEIVABLE" shall mean a commitment from an investor to purchase capital stock of the Borrower.

         "SUBSIDIARY" shall mean, as to any Person, a corporation of which shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person,

         "SUBORDINATED INDEBTEDNESS" shall mean any Debt of Borrower expressly contained in the instruments evidencing such Debt or in other instruments or agreements related thereto such, subordination provisions being substantially to the effect that the holder of such debt agrees that the Debt evidenced by such instrument or such other agreements shall at all times and in all respects be subordinate and junior in right of payment to indebtedness referred to therein.

         "TANGIBLE NET WORTH" shall mean Borrower's Net Worth less (a) all intangible assets including receivables due from officers, affiliates, subsidiaries and related entities determined in accordance with GAAP, less (b) the Subscription Receivable.

         "TERMINATION DATE" shall mean the earlier to occur of (a) May 1, 1999, or (b) the date on which an Event of Default shall occur.

                 1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistent with such principles. In the event that changes in GAAP shall be mandated by the Financial Accounting Standards Board and/or the American Institute of Certified Public Accountants or any similar accounting body of comparable standing, or shall be recommended by Borrower's certified public accountants, to the extent that such changes would modify such accounting terms or the interpretation or computation thereof as contemplated by this Agreement at the time of execution hereof, then in such event, such changes shall be followed in defining such accounting terms only after Lender and Borrower amend this

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Agreement to reflect the original intent of such terms in light of such changes, and such terms shall continue to be applied and interpreted without such change until such agreement.

                 1.3 Other Terms. All other terms contained in this Agreement shall have, when the context so indicates, the meanings provided for in the Texas Uniform Commercial Code to the extent the same are used or defined therein.

                 1.4 References. References in this Agreement to Section or Exhibit numbers shall be to Sections and Exhibits of this Agreement, unless expressly stated to the contrary. References in this Agreement to "hereby,"
"herein," "hereinabove," "hereinafter," "hereinbelow ..... hereof," and
"hereunder" shall be to this Agreement in its entirety and not only to the particular Section or Exhibit in which such reference appears.

                 1.5 Sections. This Agreement, for convenience only, has been divided into Sections; and it is understood that the rights and other legal relations of the parties hereto shall be determined from this instrument as an entirety and without regard to the aforesaid division into Sections and without regard to headings prefixed to such Sections.

                 1.6 Number and Gender. Whenever the context requires, reference herein made to the single number shall be understood to include the plural; and likewise, the plural shall be understood to include the singular. Definitions of terms defined in the singular or plural shall be equally applicable to the plural or singular, as the case may be, unless otherwise indicated. Words denoting sex shall be construed to include the masculine, feminine and neuter, when such construction is appropriate; and specific enumeration shall not exclude the general but shall be construed as cumulative.

                 1.7 Incorporation of Exhibits. The Exhibits attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for all purposes.

                 1.8 Certain Other Matters of Construction. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. All references to any instruments or agreements, including, without limitation, references to any of the Loan Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof.

                                    SECTION 2
                                 THE COMMITMENT

                 2.1 Revolving Loan. Subject to the full, complete, and timely satisfaction by Borrower of each of the conditions precedent described in
Section 6.1 and 6.2, and relying on the representations and warranties of Borrower hereinafter set forth, Lender agrees to make revolving loans to Borrower pursuant to which Borrower may borrow, repay, and reborrow under the terms of this Agreement on or after the date hereof and prior to the Termination Date, amounts not exceeding the lesser of (i) the Borrowing Base or (ii) $1,000,000.00, which revolving loans shall be evidenced by the issuance, execution, and delivery of the Revolving Note.

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                 2.2 Additional Payments. Without limiting any other terms or requirement of this Agreement, if, at any time, for any reason, the outstanding principal balance under the Revolving Note exceeds the Borrowing Base, Borrower shall, on demand by Lender, pay the amount of such excess for application towards reduction of the outstanding balance of the Revolving Note plus the amount of interest accrued on such excess to the date of payment.

                 2.3 Payments. All payments made by Borrower under this Agreement, the Revolving Note, or the other Loan Documents shall be in-federal or other immediately available funds, not later than 2:00 p.m., Houston time, on the date that such payment is required to be made, at the banking quarters of Lender located at 24 Greenway Plaza, P.O. Box 4444, Houston, Texas 77210-4444. If the date for any payment due under the Loan Documents falls on a day which is not a Business Day, such payment date shall be deemed to have fallen on the next following Business Day.

                 2.4 Purpose. The proceeds of this Revolving Note shall be used by the Borrower only for working capital support.

                 2.5 Borrowing Base. The Borrowing Base shall be determined monthly on the basis of information supplied by Borrower in the Borrowing Base and Compliance Certificate in accordance with the terms of Section 5.1 (c)(ii) of this Agreement. In the event that, at any time after receiving the Borrowing Base and Compliance Certificate, Lender determines from the Borrowing Base and Compliance Certificate and such other information available to Lender, that the actual Borrowing Base is different from the Borrowing Base shown by Borrower on the Borrowing Base and Compliance Certificate, Lender shall notify Borrower of its determination and the Borrowing Base so communicated to Borrower shall become effective upon such notification and shall remain in effect until the next subsequent determination of the Borrowing Base. Unless and until such a notification is communicated by Lender to Borrower, the Borrowing Base determined by Borrower in the Borrowing Base and Compliance Certificate shall be the effective Borrowing Base.

                 2.6 Borrowing Procedure for Revolving Note. Subject to the terms and provisions of Sections 2.1 and 2.2 of this Agreement, Borrower shall give Lender notice, in a form acceptable to Lender, of each request for an advance under the Revolving Note. Each such notice shall specify the proposed date of the advance (which shall be on a Business Day). Lender, at its option, may accept telephonic requests for advances, provided that such acceptance shall not constitute a waiver of the Lender's right to delivery of a written notice in connection with subsequent advances. On the date specified for each advance hereunder, subject to the terms and conditions of this Agreement (including, without limitation, that no Event of Default has occurred and is then existing and that no representation or warranty set forth in this Agreement is then false or untrue), Lender will make such advances available to Borrower by depositing the same, in immediately available funds, in an account of Borrower (designated by the Borrower) maintained with Lender at the principal office of Lender in Houston, Texas, or by such other means as is acceptable to Lender and Borrower.

                  2.7 Assignment of Accounts. As additional security for the payment and/or performance of the Obligations, Borrower hereby transfers, assigns and pledges to Lender and/or grants to Lender a security interest in all funds of Borrower now or hereafter or from time to time on deposit with Lender, with such interest of Lender to be retransferred, reassigned, and/or released by Lender, as the case may be, at the expense of Borrower upon payment in full and/or complete performance by Borrower of all Obligations. All remedies as secured party or assignee of such funds shall be exercisable by Lender upon the occurrence and during the continuance of any Event of Default, regardless of whether the exercise of any such remedy would result in any penalty or loss of interest or profit with respect to any withdrawal of funds deposited in a time deposit account prior to the maturity thereof. Furthermore, Borrower hereby grants to Lender the right, exercisable at such time as any Obligation shall mature, whether by acceleration of maturity or otherwise, of offset of banker's lien against all funds of Borrower now or hereafter or from time to time on deposit with Lender, regardless of whether the exercise of any such remedy would result in any penalty or loss of interest or profit with respect to any withdrawal of funds deposited in a time deposit account prior to the maturity thereof. Unless an Event of Default shall have occurred and shall be continuing, Borrower shall have the unfettered right to use any of such funds as Borrower deems appropriate in the operation of Borrower's business.

                  2.8 Monitoring. Lender reserves the right to institute an asset based monitoring program at any time prior to the Termination Date. Borrower acknowledges that Lender has prior to the date hereof disclosed to Borrower the manner in which such an asset based monitoring program shall operate, and Borrower agrees to fully cooperate with Lender in the event such a program is implemented.

                  2.9 Prepayment. Except as otherwise provided for in the Revolving Note, the Revolving Note may be prepaid in whole or in part, without premium or penalty.

                                    SECTION 3
                         REPRESENTATIONS AND WARRANTIES

                  3.1 Representations and Warranties. Borrower represents and warrants to Lender (which representations and warranties are made in addition to the warranties and representations made in the Security Instruments and will survive the delivery of the Revolving Note) that:

                  (a) Borrower is a Texas corporation, duly organized, validly existing and in good standing under the laws of the State of Texas, and has full power and authority to consummate the transactions contemplated in this Agreement. Borrower has the power to own its properties and carry on its business as it is now being conducted, and is duly authorized to do business and is in good standing in the State of Texas and in every other jurisdiction where qualification is necessary. Borrower is duly authorized and empowered to create, issue, execute, and deliver the Loan Documents, and all action on its part requisite for the due creation, issuance, and delivery of the Loan Documents has been duly and effective taken. The Loan Documents do not violate any provision of Borrower's corporate charter or bylaws, or any contract, agreement, law or regulation to which Borrower is subject, and do not require the consent or approval of any Government Authority. Borrower has obtained all permits, license, and consents required for each entity to conduct their respective businesses;

                   (b) Borrower is not in default in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument to which it is a party, or in default under or in violation of any law, order, regulation or demand of any Governmental Authority, which default or violation might have consequences which would materially and adversely affect the business or properties of Borrower;

                   (c) The Financial Statements are complete and correct, have been prepared in accordance with GAAP, and fully and accurately reflect the financial condition and results of the operations of Borrower as of the date and for the period stated. No material adverse change has occurred in the condition, financial or otherwise, of Borrower since the date of the Financial Statements;

                  (d) Borrower has not made investments in, advances to, or guaranties of the obligations of any Person, except as disclosed by the Financial Statements;

                   (e) Except for liabilities as previously disclosed to Lender in the Financial Statements and other liabilities incurred since that date in the normal course of business, Borrower does not have any liabilities, direct or contingent. There is no litigation, administrative proceeding, investigation, or other action of any nature pending or, to the knowledge of Borrower, threatened against Borrower before any court or administrative agency which involves the possibility of any judgment or liability which may materially and adversely affect the business or the assets of Borrower or the right of Borrower to carry on business as now conducted. No unusual or unduly burdensome restriction, restraint or hazard exists by contract, law, governmental regulation or otherwise relative to the business or assets of Borrower;

                   (f) Borrower has good and indefeasible title to its assets pledged by it pursuant to the Security Instruments, free and clear of all security interests, liens and encumbrances, except for (i) liens or security interests on such assets previously disclosed to and approved by Lender in writing; and (ii) restrictions, rights, easements, and minor irregularities in title which do not materially (x) interfere with the occupation of Borrower and the use and enjoyment by Borrower of such assets in the normal course of Borrower's business as presently conducted or (y) impair the value thereof for such business;

                   (g) Borrower has filed all tax returns required to be filed and has paid all taxes shown thereon to be due, including interest and penalties, or due pursuant to any assessment received by Borrower, except such taxes, if any, under contest in good faith and for which adequate reserves have been provided. The charges, accruals and reserves on the books of Borrower for any taxes or other governmental charges are, in the opinion of Borrower, adequate. Borrower has paid all franchise and other taxes which are now due;

                  (h) No Reportable Event has occurred with respect to any Plan. Borrower has not incurred any material accumulated unfunded deficiency within the meaning of ERISA, nor has Borrower incurred any material liability to the Pension Benefit Guaranty Corporation established under ERISA (or any successor thereto under ERISA) in connection with any Plan;

                  (i) The principal place of business and chief executive office of Borrower and the place where Borrower keeps its books and records is located at the address of Borrower set forth in Section 9.7 of this Agreement;

                  (j) Borrower is not engaged principally, or as one of its important activities, in the business of extending or obtaining credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations G, U, or X of the Board of Governors of the Federal Reserve System). No part of the proceeds of any extension of credit under this Agreement will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock. No transaction contemplated by the Loan Documents is in violation of any regulations promulgated by the Board of Governors of the Federal Reserve System, including, without limitation, Regulations G, T, U, or X;

                  (k) Borrower and its business operations, and leaseholds are in compliance in all material respects with, the provisions of all Governmental Authority, including, without limitation, OSHA, laws relating to Hazardous Substances, the Securities Act of 1933, the Securities Exchange Act of 1934, the Fair Labor Standards Act, laws relating to income, unemployment, payroll or social security taxes and Plans under ERISA, the Flood Disaster Protection Act of 1973, the Consumer Credit Protection Act, the Federal Trade Commission Act, the Social Security Act (including, without limitation, requirements relating to illegal Medicare or Medicaid remuneration, and laws of the State of Texas pertaining to the same subject matter), statutes creating and governing the Bureau of Alcohol, Tobacco and Firearms, and any and all state statutes or pronouncements addressing, or related to, subjects the same as or comparable to those covered by such enumerated federal statutes, and there have been no citations, notices, or orders of noncompliance issued to Borrower or any of its Subsidiaries under any such law, rule, regulation, or other Requirement of Law. Borrower possesses, and is in good standing with respect thereto, all governmental consents, licenses, approvals, certificates, inspections, registrations, permits, and other authorizations necessary to enable them to carry on its business in all material respects as now conducted; all such governmental consents, licenses, approvals, certificates, inspections, registrations, permits, and other authorizations are in full force and effect; and Borrower has no reason to believe that it will be unable to obtain the renewal of any such governmental consents, licenses, approvals, certificates, inspections, registrations, permits, and other authorizations;

                   (l) No information, exhibit, or report prepared by or at the direction or with the supervision of Borrower and furnished to Lender in connection with the negotiation and preparation of this Agreement or any Loan Document contains any material misstatements of fact or omits a material fact necessary to make the statements contained therein not misleading as of the date made or deemed made. There is no fact which Borrower has failed to disclose to Lender in writing which materially affects adversely or, so far as Borrower can now foresee, will materially affect adversely the business, prospects, profits, or condition (financial or otherwise) of Borrower or the ability of Borrower to perform this Agreement;

                   (m) Borrower has no Subsidiaries, and except as otherwise disclosed to Lender in writing prior to the date hereof, Borrower is not a partner or participant in any partnership or joint venture;

                   (n) Borrower is now and, after giving effect to initial advances to be made hereunder, at all times will be, solvent and will be adequately capitalized to pay its debts as they become due;

                   (o) Borrower is not a party to any collective bargaining agreement, and to the best of Borrower's knowledge and belief, there are no material grievances, disputes, or controversies among Borrower with any union or any other organization of any of their employees, or threats of strikes, work stoppages, or any asserted pending demands for collective bargaining by any union or organization;

                   (p) Borrower owns or is licensed to use all Intellectual Property necessary to conduct all business material to its condition (financial or otherwise), business, or operations as such business is currently conducted. Except as disclosed to Lender or its counsel in writing, to the best of Borrower's knowledge and belief, no claim has been asserted or is pending by any Person with the respect to the use of any such Intellectual Property or challenging or questioning the validity or effectiveness of any such Intellectual Property; and Borrower knows of no valid basis for any such claim. To the best of Borrower's knowledge nd belief, the use of such Intellectual Property by Borrower does not infringe on the rights of any Person. Except as disclosed by Borrower to Lender in writing, no Intellectual Property or other property of Borrower has been registered (or is otherwise patented, copyrighted, licensed, or trademarked), or is subject to any patent, copyright, license, or trademark, under and with respect to any federal laws or any other Government Authority;

                   (q) As of the date hereof, no event has occurred and no condition exists which would, upon the execution and delivery of this Agreement or Borrower's or any other Person's performance hereunder, constitute a Default or an Event of Default;

                  (r) There exists no actual or, to Borrower's knowledge, threatened termination, cancellation, or limitation of, or any modification or change in, the business relationship between Borrower with any customer or any group of customers whose purchases individually or in the aggregate are material to the business of Borrower, or with any material supplier, and, to the knowledge of Borrower, there exists no present condition or state of facts or circumstances which would materially affect adversely Borrower or prevent Borrower from conducting such business after the consummation of the transaction contemplated by this Agreement in substantially the same manner in which it has heretofore been conducted;

                  (s) Except in compliance with the laws of all applicable Governmental Authority, no Hazardous Substances have been generated, transported, and/or disposed of by Borrower, at a site which was, at the time of such generation, transportation and/or disposal, or has since become, a Superfund Site. For purposes of this subsection, "SUPERFUND SITE" shall mean those sites listed on the Environmental Protection Agency National Priority List and eligible for remedial action or any comparable state registries or list in any state of the United States;

                  (t) Except in accordance with the laws of all Governmental Authority or the terms of a valid permit, license, certificate, or approval of the Governmental Authority, no Release of Hazardous Substances has been made by Borrower, from, affecting, or related to any Plower of Borrower, any Plower leased by Borrower, or any property on which Borrower is conducting any of its business operations;

                  (u) No Environmental Complaint has been received by Borrower; and

                  (v) Each request for an advance under the Revolving Note by Borrower to Lender pursuant to this Agreement or any of the other Loan Documents constitutes (i) an automatic representation and warranty by Borrower to Lender that there does not then exist any Default or Event of Default and (ii) a reaffirmation as of the date of said request that all of the representations and warranties of Borrower contained in this Agreement and the other Loan Documents are true in all material respects except for any changes in the nature of Borrower's business or operations that would render the information contained in any exhibit attached hereto either inaccurate or incomplete, so long as Lender has consented to such changes in writing or such changes are expressly permitted by this Agreement.

                                    SECTION 4
                              AFFIRMATIVE COVENANTS

                 4.1 Covenants of Borrower. In addition to the covenants agreements of Borrower made elsewhere in this Agreement, Borrower covenants and agrees, unless Lender shall otherwise consent in writing, that Borrower shall:

         (a) Do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights, and franchises; continue to conduct, operate, and manage its business substantially as its business has been conducted, managed and operated in the past; and at all times maintain, preserve and protect its assets used or useful in the conduct of its business, keep the same in good repair, working order and condition, and make, or cause to be made, all needful or proper repairs, replacements and improvements thereto so that Borrower's business may be properly and advantageously conducted at all times;

                   (b) (i) Comply with all applicable statutes and government regulations, (ii) remain licensed with all applicable state and federal regulatory and other agencies; (iii) pay and discharge promptly all taxes, assessments and governmental charges or levies imposed on it, the collateral described in any Security Instrument or any part thereof, its income and profits, and any of its property, real, personal or mixed, or any part thereof, before the same shall be in default; and (iv) pay all lawful claims for labor, materials, supplies, or other claims, which, if unpaid, might become a lien or charge upon such property or any part thereof,

                   (c) Promptly furnish to Lender such information regarding the business affairs, financial condition, assets, liabilities, operations, and transactions of Borrower as Lender may reasonably request, and, without limiting the foregoing, furnish to Lender the following:

                        (i) As soon as available, and in any event within 30 days from the end of each calendar month, an unaudited company prepared financial statement showing the financial condition of Borrower at the end of such month and the results of operations during such month, which financial statement shall include, but shall not be limited to, a balance sheet, income statement, and such other matters as Lender may reasonably request;

                        (ii) as soon as available, and in any event within 30 days from the end of each calendar month, a Borrowing Base and Compliance Certificate for such month, together with a schedule of all related calculations and a summary of income information (each in form satisfactory to Lender) signed and certified by a duly authorized officer of Borrower;

                        (iii) Within 30 days from the end of each calendar month a listing and aging, signed and certified by a duly authorized officer of Borrower, of the Accounts and accounts receivable of Borrower through the preceding month and such other information as Lender may reasonably request;

                        (iv) Within 30 days from the end of each fiscal quarter of the Borrower, a listing and aging, signed and certified by a duly authorized officer of Borrower, of the accounts payable of Borrower through the end of the preceding month and such other information as Lender may reasonably request;

                        (v) As soon as available, and in any event within 120 days from the end of Borrower's fiscal year beginning with the December 31, 1998 statement, an annual audited financial statement prepared and reviewed by an independent certified public accounting firm acceptable to Lender showing the financial condition of Borrower at the close of its fiscal year and the results of operation during such fiscal year, which financial statement shall be materially complete and correct and shall include, but shall not be limited to, an operating statement, a balance sheet, a reconciliation of equity amounts, a source and application of funds report, and such other matters as Lender may request;

                        (vi) As soon as available, and in any event within 30 days of the date filed, a copy of the federal income tax return of Total Building Systems, Inc., certified by a duly authorized officer as being true and correct;

                        (vii) As soon as available, and in any event within 30 days of the date filed, a copy of the federal income tax return of Charles D. McPhail.

                        (vii) On or before January 31st of each year, a financial statement form Charles D. McPhail including therein a statement of cash flow and balance sheet.

                  (6) Prior to the time any Property described in or covered by any Security Instrument is copyrighted, licensed, patented, or trademarked by Borrower or any Affiliate, pursuant to any duly filed registration or otherwise, or is subjected to any registered copyright, license, patent, or trademark by Borrower or other Affiliate, notify Lender thereof and take (or cause to be taken) all actions necessary to preserve the perfection and first priority of Lender's security interest in and to such Property;

                  (e) Promptly inform Lender of any litigation filed against Borrower, or of any other actual or potential liability;

                  (f) At the written request of Lender, promptly deliver to Lender, in form and substance satisfactory to Lender, UCC-1 financing statements, for filing, at Borrower's sole cost and expense with the Texas Secretary of State, or any other location required by Lender covering any specific Inventory purchased with advances under the Revolving Note;

                  (g) Promptly cure any defects in the execution and delivery of the Loan Documents and immediately execute and deliver to Lender all such other and further instruments as may be required by Lender from time to time in order to satisfy or comply with the covenants and agreements of Borrower made in this Agreement;

                  (h) Pay the Revolving Note and other Obligations according to the readug tenor and effect thereof, as may be renewed or modified from time to time, and do and perform every act and discharge all of the obligations provided to be performed and discharged under the Loan Documents at the time or times and in the manner therein and herein specified;

                  (i) Promptly reimburse Lender upon request for all reasonable amounts expended, advanced, or incurred by Lender (i) to satisfy any obligation of Borrower under this Agreement, (ii) to protect the assets or business of Borrower, (iii) to collect the Revolving Note, or any other amounts advanced under this Agreement or otherwise, or (iv) to enforce the rights of Lender under the Loan Documents, which amounts will include, without limitation, all court costs, reasonable attorneys' fees, and fees of auditors, accountants, and investigators incurred by Lender in connection with any such matters, together with interest at the Maximum Rate on each such amount from the date of notification to Borrower that the same was expended, advanced or incurred by Lender until the date it is repaid to Lender;

                  (j) Continue to maintain insurance with respect to its assets and business against such liabilities, casualties, risks, and contingencies (including, without limitation, insurance for worker's compensation and fire) in such types and amounts as is normal and customary for carrying on Borrower's business and as is satisfactory to Lender and allow no material change which would decrease coverage to be made in the foregoing without the prior approval of Lender. On the date hereof, at the close of Borrower's fiscal year, and at any other time Lender may request, Borrower will furnish Lender a summary of such insurance and, if requested, will furnish Lender copies of the applicable policies. The proceeds of any such policies insuring physical loss or damage shall be used either to repair the damaged property, replace lost property, or prepay the outstanding balances of the Revolving Note as directed by Lender;

                  (k) Lender may apply the proceeds advanced on the Revolving Note to the satisfaction of any of the Obligations, and the proceeds so applied shall be part of the Obligations;

                  (l) Qualify as a foreign corporation in all other Jurisdictions wherein the property now or hereafter owned by Borrower or the business now or hereafter transacted by Borrower makes such qualifications necessary; and

                  (m) Furnish to Lender (i) as soon as possible, and in any event within 30 days after Borrower or a duly appointed administrator of a Plan knows or has reason to know that any Reportable Event with respect to any Plan has occurred, a statement of the chief financial officer of Borrower setting forth details as to such Reportable Event and the action which Borrower proposes to take with respect thereto, together with a copy of the notice of such Reportable Event given to the Pension Benefit Guaranty Corporation or a statement that said notice will be filed with the annual report to the United States Department of Labor with respect to such Plan, if such filing has been authorized, and (ii) promptly after receipt thereof, a copy of any notice Borrower may receive from the United States Department of Labor, the Internal Revenue Service or the Pension Benefit Guaranty to any Reportable Event.

                  (n) In addition to, and without in any way limiting, the other requirements in this Agreement to provide certain notices to Lender, deliver to Lender, promptly upon any officer of Borrower having knowledge of the occurrence of any of the following events or circumstances, a written statement with respect thereto, signed by the chief financial officer of Borrower, or other authorized representative of Borrower designated from time to time pursuant to written designation by Borrower delivered to Lender, advising Lender of the occurrence of such event or circumstance and the steps, if any, being taken by Borrower with respect thereto:

                  (i) any Default or Event of Default;

                  (ii) any litigation or proceeding involving Borrower as a defendant or in which any property of Borrower is subject, directly or indirectly, to a claim and in which the amount involved is $50,000.00 or more and which is not covered by insurance;

                  (iii) portable Event or imminently expected Reportable Event with respect to any Plan;

                  (iv) any labor dispute to which Borrower may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which any of them is a party or by which they are bound, in each case where the same could reasonably be expected to cause a Material Adverse Change.

                  (v) any change in the number, nature, and holder of outstanding stock of Borrower; and

                  (vi) any other event or occasion which could reasonably be expected to have a Material Adverse Change;

                  (o) INDEMNIFY AND HOLD LENDER AND ALL OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS, ATTORNEYS-IN-FACT AND AFFILIATES OF LENDER (EACH SUCH PERSON AN "INDEMNITEE") HARMLESS FROM ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGEMENTS, SUITS, COSTS, EXPENSES AND DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER (INCLUDING, WITHOUT LIMITATION, REASONABLE
         ATTORNEYS' FEES AND DISBURSEMENTS) INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN ANY WAY CONNECTED WITH, OR AS A RESULT OF
         (i) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, (ii) THE PERFORMANCE BY THE PARTIES TO THE LOAN DOCUMENTS OF THEIR RESPECTIVE OBLIGATIONS THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, OR (iii) THE ENFORCEMENT OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, INCLUDING, WITHOUT LIMITATION, ANY MATTER ARISING BY REASON OF ANY DEFENSE, SET-OFF, COUNTERCLAIM, RECOUPMENT OR REDUCTION OF LIABILITY WHATSOEVER OF THE OBLIGOR UNDER ANY CONTRACT, AGREEMENT, INTEREST OR OBLIGATION WHICH GIVES RISE TO ANY ACCOUNT CONSTITUTING PART OF THE COLLATERAL FOR THE OBLIGATIONS, AS THE RESULT OF A BREACH BY BORROWER OF ANY OBLIGATION THEREUNDER OR OF ANY OTHER AGREEMENT, INDEBTEDNESS OR LIABILITY AT ANY TIME OWING TO OR IN FAVOR OF ANY SUCH OBLIGOR FROM BORROWER, SUCH OBLIGATIONS OF BORROWER BEING ENFORCEABLE AGAINST AND ONLY AGAINST BORROWER AND NOT AGAINST LENDER (ALL THE FOREGOING IN THIS SECTION, COLLECTIVELY, THE "INDEMNIFIED LIABILITIES"), INCLUDING, WITHOUT LIMITATION, INDEMNIFIED LIABILITIES ARISING FROM THE NEGLIGENCE, WHETHER SOLE OR CONCURRENT, OF ANY INDEMNITEE; PROVIDED THAT BORROWER SHALL HAVE NO OBLIGATION UNDER THIS SECTION TO ANY INDEMNITEE WITH RESPECT TO INDEMNIFIED LIABILITIES THAT ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NON-APPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE OR FROM THE BREACH BY SUCH INDEMNITEE OF ITS

         OBLIGATIONS UNDER ANY LOAN DOCUMENT. THE OBLIGATIONS OF BORROWER UNDER THIS SECTION SHALL SURVIVE THE SATISFACTION OF ALL OBLIGATIONS, THE TERMINATION OF THIS AGREEMENT, AND THE NONASSUMPTION OF THIS AGREEMENT IN A CASE COMMENCED UNDER TITLE II OF THE UNITED STATES CODE OR OTHER SIMILAR LAW OF THE UNITED STATES, THE STATE OF TEXAS OR ANY OTHER JURISDICTION AND BE BINDING UPON BORROWER AND ANY TRUSTEE, RECEIVER OR LIQUIDATOR OF BORROWER APPOINTED IN ANY SUCH CASE.

                                    SECTION 5
                               NEGATIVE COVENANTS

                 5.1 Negative Covenants. Borrower covenants and agrees, unless Lender shall otherwise consent in writing, that Borrower will not, either directly or indirectly:

                  (a) Incur, create, assume, or permit to exist any Debt except:

                      (i) the Obligations;

                      (ii) all existing loans and borrowings by Borrower as reflected in the Financial Statements;

                      (iii) liabilities, direct or contingent, of Borrower to the extent that such liabilities existed on the date of this Agreement and continue to exist and are reflected in the Financial Statements or have been disclosed to and approved by Lender in writing prior to the date of this Agreement;

                      (iv) endorsements of negotiable instruments for collection or deposit in the ordinary course of business;

                      (v) obligations from time to time incurred in the ordinary course of business, other than for borrowed money; and

                      (vi) taxes, assessments, or other government charges which are not yet due or which are being contested in good faith by appropriate action promptly initiated and diligently conducted if a reserve shall have been made therefor as required by GAAP.

                  (b) Declare or pay, in the aggregate, any dividends, payments, transfers, advances, loans, or other distributions to its stockholders;

                  (c) Make or permit to remain outstanding any loans or advances to or investments in any Person, including, without limitation, to any Affiliate, except that the foregoing restrictions shall not apply to the following:

                      (i) loans, advances, or investments the material details of which have been set forth in the Financial Statements, or which have been otherwise disclosed to and approved by Lender in writing prior to the date of this Agreement;

                      (ii) certificates of deposit of banks or savings and loan associations insured by an agency of the United States; and

                      (iii) securities issued and/or guaranteed by the United
                            States of America, the State of Texas, any other state of the United States, or any agency, unit, instrumentality or subdivision thereof,

                 (d) (i) Consolidate with or merge into any other corporation,
        (ii) permit any other corporation to merge into Borrower, or (iii) acquire all or any substantial part of the assets of any other corporation;

                 (e) (i) Create, incur, assume, or permit to exist any mortgage, pledge, security interest, lien, or encumbrance on any of its assets (now owned or hereafter acquired), except as specifically disclosed in the Financial Statements, (ii) acquire or agree to acquire assets under any conditional sale agreement or title retention contract, or (iii) sell and leaseback any assets, except that the foregoing restrictions shall not apply to:

                 (1) liens for taxes, assessments and other governmental charges not yet due;

                 (2) liens of vendors, carriers, warehousemen, landlords, mechanics, laborers, and materialmen arising by law in the ordinary course of business for sums not yet due or being contested in good faith if reserve shall have been made therefor as required by GAAP;

                 (3) pledges or deposits in connection with or to secure worker's compensation, unemployment insurance, pensions or other employee benefits;

                 (4) mortgages, pledges, security interests, liens, encumbrances, or title retention contracts existing as of the date of this agreement and disclosed to and approved by Lender in writing before the date hereof-, and

                 (5) liens and/or security interests required by this Agreement;

                 (f) Make any material change in the ownership of Borrower;

                 (g) Make any change in the senior management of Borrower;

                 (h) Sell, lease, transfer, convey, or otherwise dispose (except in the ordinary course of business) of all or any material part of its assets;

                 (i) Sell, discount, or otherwise transfer or dispose of any Accounts, accounts receivable, or other obligations owing to Borrower, with or without recourse, except for the purpose of collection in the ordinary course of business;

                 (j) Engage in any business to any extent other than the business which Borrower is presently engaged, without the prior written approval of Lender;

                 (k) Materially change accounting practices, methods, or standards or the reporting format for any information furnished Lender under the terms and provisions of this Agreement without the prior written consent of Lender, which accounting practices shall conform with GAAP throughout the term of this Agreement;

                 (l) Permit Borrower's Tangible Net Worth to be less than (i) $1,000,000.00 prior to any advance hereunder and at any time thereafter, and (ii) $1,500,000.00 at each fiscal year ending at December 31, 1998 and thereafter;

                 (m) Permit at any time the Debt to Tangible Net Worth Ratio of Borrower to be more than the ratio of 3 to 1;

                 (n) Permit at any time the Current Ratio of Borrower to be less than the ratio of 1 to 1;

                 (o) Permit the proceeds of the Revolving Note to be used for any purpose other than the purpose set forth in Section 2.4 of this Agreement;

                 (p) Permit Borrower's Fixed Charge Coverage Ratio, as of the end of each fiscal quarter of Borrower, based upon the immediately preceding four fiscal quarters, to be less than 1.25 to 1;

                 (q) Enter into any transaction with an Affiliate, including, without limitation, the purchase, sale, or exchange of property of Borrower or the rendering of any service, unless the transaction is in the ordinary course of and pursuant to the reasonable requirements of Borrower's business and upon fair and reasonable terms no less favorable to Borrower than would be obtained in a comparable arm's length transaction with a Person not an Affiliate;

                 (r) Enter into any transaction which materially and adversely affects or may materially and adversely affect any of the collateral securing the Obligations or Borrower's ability to repay the Obligations or permit or agree to any material extension, compromise, or settlement or make any material change or modification of any kind or nature with respect to any Account, including any of the terms relating thereto, other than discounts and allowances in the ordinary course of business;

                                    SECTION 6
                              CONDITIONS PRECEDENT

                 6.1 Conditions Precedent to Initial Advance. The obligation of Lender to make its initial advance hereunder is subject to the full and complete satisfaction of each of the following conditions precedent:

                  (a) Lender shall have received, and have approved, each of the following:

                      (i)           each of the Loan Documents, in properly
                                    executed form;

                      (ii) any certificates of incorporation, articles of incorporation, and bylaws or partner's agreement, articles of organization of Borrower, together with any and all modifications thereof as of the date hereof,

                      (iii) all Certificates of Authority, Certificates of Good Standing (or any such other evidence that Borrower is in good standing in the State of Texas and in all other states in which Borrower is currently doing business), Certificates of Existence, borrowing resolutions (with secretary's certificate), Secretary's Certificates of Incumbency, and all other documents required by Lender to evidence Borrower and its representatives are empowered and duly authorized to enter into the agreements evidenced by the Loan Documents;

                     (iv) if required by Lender, Borrowing Base and compliance Certificate dated as of the date of this Agreement;

                     (v) if and to the extent required by Lender, landlord's waivers for all locations leased by Borrower at which Borrower's Inventory is located;

                     (vi) if required by Lender, an opinion of counsel for Borrower, which provides, among other things, that (1) the Loan Documents have been duly authorized and executed, (2) the Loan Documents are enforceable in accordance with their terms, and (3) Borrower has all permits, licenses, and consents required for it to conduct its business;

                     (vii) copies of all insurance policies required by this Agreement; and

                     (vii) the execution of the Guaranty Agreement by the Guarantor

                     (ix) results of a search of the UCC records of the Texas Secretary of State and such other states as are required by Lender, from a source acceptable to Lender, reflecting no security interests and liens against any collateral covered by the Security Instruments as to which perfection is accomplished by the filing of a financing statement in favor of Lender;

                  (b) No Material Adverse Change shall have occurred;

                  (c) The representations and warranties contained in Section 5 shall, except as affected by the transactions contemplated by this Agreement, be true and unbreached;

                  (d) No Event of Default shall have occurred;

                  (e) All other applicable requirements of this Agreement and the other Loan Documents shall have been fully and completely satisfied; and

                  (f) As security for the payment of the Revolving Note and the payment and performance of the Obligations, Lender shall have received, in addition to the items set forth elsewhere in this Section, all other instruments reasonably required by Lender to give Lender a first and prior perfected security interest and lien in and to the collateral covered by the Security Instruments.

                  (g) Borrower shall have paid the Commitment Fee to the Lender.

                 6.2 Conditions Precedent to Future Advances. The obligations of the Lender under this Agreement to make any advances after the date of this Agreement under Section 2.1, in accordance with the terms and provisions of
Section 2 of this Agreement, are subject to the full and complete satisfaction of each of the following conditions precedent as of the date of such advance or payment:

                  (a) Each of the conditions set forth in Section 6.1 shall be fully and completely satisfied as of the date of such advance (including, without limitation, any such condition which has been waived, in whole or in part, in connection with any prior advance);

                  (b) The representations and warranties set forth in Section 5 of this Agreement shall be true and correct as of the date of the making of such advance or payment with the effect as though the representation or warranty had been made as of the date of such advance;

                   (c) No Event of Default shall have occurred and be continuing, or will result from the making of such advance; and

                  (d) All requirements for making such advances or payments as provided hereunder in accordance with the terms and provisions of
         Section 3 of this Agreement, shall have been fully and completely satisfied.

                                    SECTION 7
                                EVENTS OF DEFAULT

                 7.1 Events of Default. Each of the following shall constitute an Event of Default under this Agreement:

                  (a) The failure to pay when due any fee or payment under this Agreement, the Revolving Note, any of the other Obligations, or any of the other Loan Documents;

                  (b) A default by Borrower or any other party in the due observance or performance of any of their respective covenants and other obligations under this Agreement and the other Loan Documents;
                  (c) Any representation or warranty made by Borrower or its representatives in any of the Loan Documents proves to have been untrue in any material respect or any representation, statement (including Financial Statements), certificate or data furnished or made to the Lender as an inducement for Lender agreeing to enter in to this Agreement, or in accordance with the terms of this Agreement, proves to have been untrue in any material respect as of the date the facts therein set forth were stated or certified;

                  (d) A default by Borrower (as principal or guarantor or other surety) in the payment or performance of any bond, debenture, note or other evidence of indebtedness, or under any credit agreement, loan agreement, indenture, promissory note, or similar agreement or instrument executed in connection with any of the foregoing, which is not fully cured within any applicable notice or grace period;

                  (e) Borrower shall (1) apply for or consent to the appointment of a receiver, trustee or liquidator of it or him or all or a substantial part of its or his assets, (11) file a voluntary petition commencing a bankruptcy or other insolvency proceeding, (iii) make a general assignment for the benefit of creditors, (iv) be unable, or admit in writing its inability, to pay its debts generally as they become due, or (v) file an answer admitting the material allegations of a petition filed against it in a bankruptcy or other insolvency proceeding;

                  (f) An order, judgment, or decree shall be entered against Borrower by any court of competent jurisdiction or by any other duly authorized authority, on the petition of )a creditor or otherwise, granting relief in a bankruptcy or other insolvency proceeding or approving a petition seeking reorganization or an arrangement of its debts or appointing a receiver, trustee conservator, custodian or liquidator of it or all or any substantial part of its assets and such order, judgment or decree shall not be dismissed or stayed within 90 days-,

                  (g) The levy against any significant portion of the property of Borrower or any execution, garnishment, attachment, sequestration, or other writ or similar proceeding which is not permanently dismissed or discharged within 90 days after the levy;

                  (h) A final and non-appealable order, judgment or decree shall be entered against Borrower for money damages and such order, judgment, or decree shall not be dismissed or stayed within 90 days;

                  (i) Any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code) involving any Plan; any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan for which an excise tax is due or would be due in the absence of a waiver; a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Lender, likely to result in the termination of such Plan for purposes of Title IV of ERISA; any Single Employer Plan shall terminate for purposes of Title TV of ERISA; the Borrower or any Affiliate shall incur, or in the reasonable opinion of the Lender, be likely to incur any liability in connection with a withdrawal from, or the insolvency or reorganization of, a multiemployer plan; or any other event or condition shall occur or exist with respect to a Plan and the result of such events or conditions referred to in this subsection 0) could subject the Borrower or any Affiliate to any tax (other than an excise tax under Section 4980 of the Internal Revenue Code), penalty or other liabilities which taken in the aggregate would have an adverse effect on Borrower and any such circumstance shall exist for in excess of 90 days;

                  (j) Cessation of a substantial part of the business of Borrower for a period which causes a Material Adverse Change; or Borrower shall suffer the loss or revocation of any license or permit now held or hereafter acquired by Borrower which is necessary to the continued lawful operation of its particular business; or Borrower shall be enjoined, restrained, or in any way prevented by court, governmental, or administrative order from conducting all or any material part of its respective business affairs;

                  (k) Borrower or any Affiliate shall challenge or contest in any action, suit, or proceeding the validity or enforceability of this Agreement or any of the other Loan Documents, the legality or enforceability of any of the Obligations or the perfection or priority of any lien or security interests granted to Lender;

                  (l) Any charges are filed or any other action or proceeding is instituted by any governmental authority against Borrower under the Racketeering Influence and Corrupt Organizations Statute (18 U.S.C.
         Section 1961 -et seq.) or any other federal, state, or other law, the result of which could be the forfeiture or transfer of any property of Borrower which is subject to a lien granted in the Security Instruments in favor of the Lender, without (i) satisfaction or provision for satisfaction of such lien, or (ii) such forfeiture or transfer of such property being expressly made subject to such lien;

                  (m) Borrower shall have (i) concealed, removed or diverted, or permitted to be concealed, removed or diverted, any part of their respective property, with intent to hinder, delay or defraud their respective creditors or any of them; (ii) made or suffered a transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; (iii) made any transfer of its property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid; or (iv) shall have suffered or permitted, while insolvent, any creditor to obtain a lien upon any of their respective property through legal proceedings or otherwise which is not vacated within 90 days from the date thereof

                  (n) The liens and/or security interests granted in any Security Instrument shall not constitute a first and prior lien and/or security interest upon the collateral described therein, except as otherwise disclosed to and agreed by Lender in writing; or

                  (o) The Guarantor suffers or permits to exist any of the events or conditions referred to in Subsections 7.1 (e), (f), (g), (h),
         (i), 0), (k), (l), or (m) hereof, or if any provision of any Guaranty Agreement related thereto shall for any reason cease to be valid and binding on such Guarantor, or if such Guarantor shall so state in writing.

                                    SECTION 8
                          RIGHTS AND REMEDIES OF LENDER

                 8.1 Acceleration. Upon the occurrence of any Event of Default, Lender, at its option and without any notice of intent to accelerate, notice of acceleration, or other notice or demand, may declare the entire principal amount of the Revolving Note then outstanding and the interest accrued thereon immediately due and payable, and the said entire principal, interest and all other amounts owing thereunder shall thereupon become immediately due and payable without presentment, demand, protest, notice of protest or other notice of default or dishonor of any kind, all of which are hereby expressly waived by Borrower.

                 8.2 Additional Rights. Upon the occurrence of any Event of Default, Lender shall have, in addition to the rights and remedies given it in the Loan Documents, all of the rights and remedies allowed by applicable ordinances, statutes, rules, regulations, orders, injunctions, writs or decrees of any governmental or political subdivision or agency thereof, or any court or similar entity established by any such subdivision or agency.

                 8.3 Termination of Obligations. Upon the occurrence of any Default, any obligation of Lender under this Agreement (including, without limitation, the obligation to make advances under Section 2.1 and Section 2.7) shall immediately and automatically cease and terminate unless and until Lender shall reinstate the same in writing.

                                    SECTION 9
                                  MISCELLANEOUS

                 9.1 Other Advances. Borrower and Lender acknowledge and agree that in the future, Borrower may apply for and Lender may agree to fund additional loans to Borrow ' er. Borrower and Lender agree that all existing and hereafter created loans and other advances from Lender, or any of its predecessors or successors in interest, to Borrower, whether or not such loans are particularly described in this Agreement, as may be amended from time to time, shall constitute Obligations for purposes of this Agreement and shall be subject to the terms, provisions, covenants, and agreements set forth in this Agreement.

                 9.2 No Duty or Special Relationship . Borrower acknowledges that Lender has no duty of good faith to Borrower, and acknowledges that no fiduciary, trust or other special relationship exists between Lender and Borrower.

                 9.3 Other Remedies Not Required. Borrower may be required to pay the Revolving Note in full without the assistance of any other party, or any collateral or security for the Revolving Note. Lender shall not be required to mitigate damages, file suit, or take any action to foreclose, proceed against or exhaust any collateral or security in order to enforce payment of the Revolving Note.

                 9.4 LENDER NOT IN CONTROL. BORROWER AGREES AND ACKNOWLEDGES THAT ALL OF THE COVENANTS AND AGREEMENTS PROVIDED FOR AND MADE BY BORROWER IN THIS AGREEMENT AND IN THE OTHER LOAN DOCUMENTS ARE THE RESULT OF EXTENSIVE AND ARMS-LENGTH NEGOTIATIONS BETWEEN BORROWER AND LENDER. LENDER'S RIGHTS AND REMEDIES PROVIDED FOR IN THIS AGREEMENT AND IN THE OTHER LOAN DOCUMENTS ARE INTENDED TO PROVIDE LENDER WITH A RIGHT TO OVERSEE BORROWER'S ACTIVITIES AS THEY RELATE TO THE LOAN TRANSACTIONS PROVIDED FOR IN THIS AGREEMENT, WHICH RIGHT IS BASED ON LENDER'S VESTED INTEREST IN BORROWER'S ABILITY TO PAY THE REVOLVING NOTE AND THE OTHER NOTES AND PERFORM THE OTHER OBLIGATIONS. NONE OF THE COVENANTS OR OTHER PROVISIONS CONTAINED IN THIS AGREEMENT SHALL, OR SHALL BE DEEMED TO, GIVE LENDER THE RIGHT OR POWER TO EXERCISE CONTROL OVER, OR OTHERWISE IMPAIR, THE DAY-TO-DAY AFFAIRS, OPERATIONS, AND MANAGEMENT OF BORROWER; PROVIDED THAT IF LENDER BECOMES THE OWNER OF ANY STOCK OF ANY ENTITY, WHICH ENTITY OWNS AN INTEREST IN BORROWER, WHETHER THROUGH FORECLOSURE OR OTHERWISE, LENDER THEREAFTER SHALL BE ENTITLED TO EXERCISE SUCH LEGAL RIGHTS AS IT MAY HAVE BY BEING A SHAREHOLDER OF SUCH ENTITY.

                 9.5 No Partnership. Nothing herein is intended, nor shall it be deemed or construed as, to create a partnership, joint venture, or common interest in profits or income between Borrower and Lender, or to make Lender in any way responsible for the debts or losses of Borrower or with respect to any of the property described in the Security Instruments. Borrower and Lender disclaim any sharing of liabilities, losses, costs or expenses.

                 9.6 Representations and Warranties. All representations and warranties of Borrower herein, and all covenants and agreements made by Borrower herein before the effective date of this Agreement, shall survive such date.

                 9.7 Notice . All notices, demands, requests, and communications permitted or required under this Agreement shall be in writing, may be personally served or sent by telex (confirmed by telephone), telecopier (confirmed by telephone), U.S. mail or any express mail service, and shall be effective upon receipt, such receipt being deemed to occur 48 hours after its deposit in the U.S. mail, postage prepaid or 24 hours after its transmission by telex, telecopier or express mail service, as the case may be, addressed to the individuals and addresses indicated below:

         (a) If to Borrower:

              TOTAL BUILDING SYSTEMS, INC.
              6250 NORTH HOUSTON ROSSLYN
              HOUSTON, TEXAS 77091-3410

         (b) If to Lender:

             Compass Bank
             P.O. Box 4444
             Houston, Texas 77210-4444
             Attention: Robert C. Ittner

Any party may, by proper written notice to the other party, change the individuals or addresses to which such notices shall thereafter be sent.

                 9.8 Binding Effect. All covenants and agreements of Borrower under this Agreement shall bind the successors and assigns of Borrower and shall inure to the benefit of Lender and its successors and assigns. The rights of Borrower under this Agreement are not assignable.

                 9.9 Renewal of Indebtedness. All provisions of this Agreement relating to the Revolving Note shall apply with equal force and effect to each and all promissory notes hereafter executed which in whole or in part represent a renewal, extension or rearrangement of any part of the indebtedness originally represented by the Revolving Note, or either of them, provided that nothing herein shall constitute a commitment or offer by Lender to such a renewal, extension or rearrangement.

                 9.10 No Waiver. No course of dealing on the part of Lender, its officers or employees, nor any failure or delay by Lender with respect to exercising any of its rights, remedies, powers or privileges under the Loan Documents shall operate as a waiver thereof. No indulgence by Lender, or waiver of compliance with any of the terms, covenants or provisions of the Loan Documents, shall be construed as a waiver of Lender's right to subsequently require strict performance by Borrower of the Loan Documents. The rights and remedies of Lender under the Loan Documents shall be cumulative and the exercise or partial exercise of any such rights or remedies shall not preclude the exercise of any other rights or remedies.

                 9.11 APPLICABLE LAW. EXCEPT AS OTHERWISE PROVIDED IN THE LOAN DOCUMENTS, THE LOAN DOCUMENTS SHALL BE DEEMED TO BE CONTRACTS MADE UNDER, AND SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY, THE LAWS OF THE STATE OF TEXAS AND THE LAWS OF THE UNITED STATES OF AMERICA APPLICABLE TO TRANSACTIONS WITHIN THE STATE OF TEXAS.

                 9.12 Amendment. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

                 9.13 Future Advances. No advance under the Revolving Note shall constitute a waiver of any of the conditions of Lender's obligation to make further advances nor, in the event Borrower is unable to satisfy any such condition, shall any such waiver have the effect of precluding Lender from thereafter declaring such inability to be a Default.

                 9.14 WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT


PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND EXPRESSLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY OR THE ACTIONS OF THE LENDER IN THE NEGOTIATION, ADMINISTRATION OR ENFORCEMENT THEREOF.

                 9.15 Arbitration.

                  (a) Any controversy or claim arising out of or relating to the Agreement or any agreements or instruments relating hereto or delivered in connection herewith, including but limited to a claim based on or arising from an alleged tort, shall at the request of any party be determined by arbitration in accordance with the rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contest such action for judicial relief,

                  (b) Demand for arbitration shall be filed in writing with the other party to the Agreement and with the American Arbitration Association. A demand for arbitration shall be made within a reasonable time after the claim, dispute, or other matter in question has arisen. In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute, or other matter in question would be barred by the applicable statute of limitations;

                  (c) Unless the, parties agree otherwise, the discovery rights and procedures provided by the Federal Rule of Civil Procedure shall be available and enforceable within the arbitration proceeding;

                  (d) In any claim, dispute, or other matter in question submitted to arbitration as provided herein, the locale of the arbitration shall be Harris County, Texas; and

                  (e) This agreement to arbitrate shall be specifically enforceable by either party under the prevailing arbitration law. Any award rendered by arbitrator shall be final and enforceable by any party to the arbitration, and judgment may be rendered upon it and in accordance with applicable law in any court having jurisdiction thereof.

                 9.16 Severability. In the event any provision contained in any of the Loan Documents shall, for any reason, be held invalid, illegal or unenforceable in any respect, such provision shall be severed from the applicable Loan Document, and such invalidity, illegality or unenforceability shall not affect any other provision of the applicable Loan Document.

                 9.17 Lender's Discretion. All matters hereunder that require Lender's discretion, (including, without limitation, whether Borrower has satisfied any condition precedent), Lender shall use its sole and reasonable discretion, except as otherwise provided for herein. Further, Lender may in its sole and reasonable discretion waive any of its rights with respect to a particular Event of Default. All documents, agreements, instruments, certificates, statements, and other items delivered to Lender pursuant to this Agreement and the other Loan Documents shall be in form and substance satisfactory to Lender in its sole discretion.

                 9.18 Entire Agreement. This Agreement and the documents referred to herein embody the entire agreement with respect to the respective rights, obligations, and liabilities of the Parties and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof. Any conflicts or inconsistencies between the terms and provisions of this Agreement and the terms and provisions of any of the other Loan Documents shall be governed and controlled by this Agreement. This Agreement may be amended only by an instrument in writing executed by the party to be bound thereby, and may be supplemented only by documents delivered in accordance with the express terms hereof. THIS AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO ORAL AGREEMENTS BETWEEN THE PARTIES.

                 9.19 Captions. The captions, headings, and arrangements used in this Agreement are for convenience only and do not in any way affect, limit, amplify, or modify the terms and provisions hereof.

                 9.20 Counterparts. This Agreement may be executed in two or more counterparts, and it shall not be necessary that any one counterparts be executed by all of the parties hereto. Each fully or partially executed counterpart shall be deemed an original, but all such counterparts taken together shall constitute but one and the same instrument.

                 9.21 Controlling Agreement. Borrower and Lender intend to conform strictly to the applicable usury laws. All agreements between Lender and Borrower (or any other party liable with respect to any indebtedness under this Agreement and the other Loan Documents) are hereby limited by the provisions of this section which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral. In no way, nor in any event or contingency (including but not limited to prepayment, default, demand for payment, or acceleration of the maturity of any obligation), shall the interest contracted for, charged, or received under the Revolving Note or otherwise exceed the Maximum Rate. If, from any possible construction of any document, interest would otherwise be payable to Lender in excess of the Maximum Rate, any such construction shall be subject to the provisions of this section and such document shall be automatically reformed and the interest payable to Lender shall be automatically


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reduced to the Maximum Rate, without the necessity of execution of any amendment or new document. If Lender shall ever receive anything of value which is characterized as interest under applicable law and which would apart from this provision be in excess of the Maximum Rate, an amount equal to the amount which would have been excessive interest shall at the option of Lender, be refunded to Borrower or applied to the reduction of the principal amount owing hereunder in the inverse order of its maturity and not to the payment of interest. The right to accelerate maturity of the Revolving Note or any other indebtedness does not include the right to accelerate any interest which has not otherwise accrued on the date of such acceleration and Lender does not intend to charge or receive any unearned interest in the event of acceleration. All interest paid or agreed to be paid to Lender shall, to the extend permitted by applicable law, be amortized, prorated, allocated and spread throughout the full stated term (including any renewal or extension) of such indebtedness so that the amount of interest on account of such indebtedness does not exceed the Maximum Rate.

                 9.22 Business Loans. Borrower warrants and represents to Lender, and to all other holders of any debt evidenced by the Notes, that the loan, whether one or more, evidenced by the Notes is and shall be for business, commercial, investment or other similar purpose and not primarily for personal, family, household or agricultural use, as such terms are used in Chapter One of the Texas Credit Code.

                           [Execution Page to Follow]


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                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


                                       TOTAL BUILDING SYSTEMS, INC., a
                                       Texas corporation

                                       By: /s/ Charles D. McPhail
                                           Charles D.  McPhail
                                           President




                                       COMPASS BANK


                                       By: /s/ Robert C. Ittner
                                           Robert C. Ittner,
                                           Senior Vice President